Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
May 30, 2012		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FOURTH QUARTER, FISCAL 2012 RESULTS

Minneapolis, MN, May 30, 2012 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year 2012 ended April 1, 2012. Sales of $343.8 million for fiscal 2012 represented an increase of 15.5% from $297.6 million in sales for the prior fiscal year. Vertex, which we acquired in the fourth quarter of fiscal 2011, accounted for $32.9 million of the increase in sales for fiscal 2012.

Net income for fiscal 2012 was $22.7 million, or $2.18 per share, fully diluted, compared to net income of $20.3 million or $1.96 per share, fully diluted, for fiscal 2011. Fiscal 2011 net income was negatively impacted by non-recurring expenses resulting from the death of our former Chief Executive Officer, Vertex acquisition costs and flood preparation expenses. These expenses reduced fiscal 2011 income from operations by $2.0 million (approximately $1.2 million, or $0.12 per share, after tax). Gross profit and income from operations for fiscal 2012 and 2011 were also negatively impacted by an increase in the LIFO inventory reserve of $1.6 million (approximately $1.0 million, or $0.09 per share, after tax) for fiscal 2012 and $3.9 million (approximately $2.5 million, or $0.24 per share, after tax) for fiscal 2011.

For the fourth quarter of fiscal 2012, the Company reported sales of $83.2 million and net income of $3.5 million, or $0.34 per share, fully diluted, as compared to sales of $82.0 million and net income of $1.9 million, or $0.18 per share, fully diluted, for the same period in the prior year. The fourth quarter of fiscal 2011 was negatively impacted by the same non-recurring expenses noted above. These expenses reduced fourth quarter fiscal 2011 income from operations by $1.8 million (approximately $1.1 million, or $0.10 per share, after tax). Gross profit and income from operations for the fourth quarter of fiscal 2012 and 2011 were also negatively impacted by an increase in the LIFO inventory reserve of $1.8 million (approximately $1.1 million, or $0.10 per share, after tax) for fiscal 2012 and $2.6 million (approximately $1.6 million, or $0.16 per share, after tax) for fiscal 2011.

“We continue to invest in our future as we grow our base business,” said Chief Executive Officer and President, Patrick H. Hawkins. “Margins in our Water Treatment segment improved in the fourth quarter allowing it to largely overcome the impact of unfavorable weather conditions in the first half of the year. The Vertex acquisition also added to our profitability in our Industrial segment.” Patrick Hawkins continued, “The construction of our new Rosemount facility is progressing well as we target the end of fiscal 2013 as the start of production at this site. Fiscal 2013 will be a year of significant investment for our Company as we complete that construction and absorb that facility’s start-up costs. In addition, we continue to add sales resources to our Water Treatment and Industrial groups where we see opportunities for growth and to leverage the Vertex infrastructure. We expect to fund these strategic investments with current cash and investments and cash flows from our operations.”

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

May 30, 2012

Page Two.

For fiscal 2012, Industrial segment sales were $251.4 million, an increase of 20.5% from fiscal 2011 sales of $208.7 million. Vertex contributed $32.9 million of the increase in sales for fiscal 2012. We also experienced higher selling prices due to increased commodity chemical prices. Water Treatment segment sales for fiscal 2012 were $92.4 million, an increase of 3.9% from fiscal 2011 sales of $88.9 million. The sales increase was primarily attributable to increased sales volumes related to manufactured and specialty chemical products and higher bulk chemical selling prices due to increased commodity chemical prices for those products.

Company-wide gross profit for fiscal 2012 was $65.9 million, or 19.2% of sales, compared to $61.9 million, or 20.8% of sales, for fiscal 2011. Gross profit for the Industrial segment was $40.4 million, or 16.1% of sales, for fiscal 2012, as compared to $36.9 million, or 17.7% of sales, for fiscal 2011. The increase in gross profit dollars in the Industrial Segment resulted from the addition of the Vertex business to this segment, partially offset by lower selling prices due to competitive pricing pressures and lower volumes. Gross profit for the Water Treatment segment was $25.5 million, or 27.6% of sales, for fiscal 2012, as compared to $25.0 million, or 28.1% of sales, for fiscal 2011. The increase in gross profit dollars in the Water Treatment segment was primarily due to increased sales volumes in the latter half of the fiscal 2012 more than offsetting lower volumes resulting from unfavorable weather conditions during the first half of the year and lower selling prices due to competitive pricing pressures.

SG&A expenses increased by $0.8 million in fiscal 2012 as compared to fiscal 2011. The increase was primarily due to the addition of expenses related to the Vertex business, which we acquired in the fourth quarter of fiscal 2011, partially offset by $1.7 million of one-time costs incurred in fiscal 2011 resulting from the death of our former chief executive officer and the Vertex acquisition.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

May 30, 2012

Page Three.

HAWKINS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	April 1,	April 3,	April 1,	April 3,
(In thousands, except share and per-share data)	2012	2011	2012	2011
Sales	$83,210	$81,957	$343,834	$297,641

Cost of sales	(69,698)	(69,971)	(277,966)	(235,739)

Gross profit	13,512	11,986	65,868	61,902

Selling, general and administrative expenses	(7,895)	(9,572)	(30,759)	(29,940)

Operating income	5,617	2,414	35,109	31,962

Investment income	26	60	145	333

Income from continuing operations before income taxes	5,643	2,474	35,254	32,295

Provision for income taxes	(2,370)	(583)	(13,626)	(11,981)

Income from continuing operations	3,273	1,891	21,628	20,314

Income from discontinued operations, net of tax	232	—	1,057	—

Net income	$3,505	$1,891	$22,685	$20,314

Weighted average number of shares outstanding-basic	10,395,138	10,270,479	10,339,391	10,260,135

Weighted average number of shares outstanding-diluted	10,450,584	10,356,543	10,408,573	10,352,633

Basic earnings per share
Earnings per share from continuing operations	$0.32	$0.18	$2.09	$1.98
Earnings per share from discontinued operations	0.02	—	0.10	—

Basic earnings per share	$0.34	$0.18	$2.19	$1.98

Diluted earnings per share
Earnings per share from continuing operations	$0.32	$0.18	$2.08	$1.96
Earnings per share from discontinued operations	0.02	—	0.10	—

Diluted earnings per share	$0.34	$0.18	$2.18	$1.96

Cash dividends declared per common share	$0.32	$0.30	$0.64	$0.70

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